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                                                                    EXHIBIT 99.1

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AT THE COMPANY               AT THE FINANCIAL RELATIONS BOARD, INC.
--------------               --------------------------------------
John T. Rich, CPA            Alison Ziegler - General
Vice President of Finance    Brian Gill - Analyst
and Administration           Gil Faggen - Media
(609) 497-9141               (212) 661-8030

FOR IMMEDIATE RELEASE
March 4, 1997


              ESCALON(R) MEDICAL CORP. ANNOUNCES MANAGEMENT CHANGES

Skillman, NJ -- March 4, 1997 -- Escalon Medical Corp. (Nasdaq: ESMC) today announced several management changes. Richard J. DePiano, currently a Director of Escalon Medical Corp. has been named Chairman of the Board and Chief Executive Officer of Escalon Medical Corp. Jay L. Federman, M.D. has resigned his position as Chairman of the Board but remains on the Board of Directors. Sterling C. Johnson, currently President and CEO has been appointed Chief Operating Officer, a position previously unfilled. Mr. Johnson will retain the position of President.

"We are very pleased to name Richard J. DePiano as Escalon Medical's new Chairman and CEO," said Dr. Jay L. Federman. "Richard is an experienced leader and brings strong business skills which will be useful as he focuses on the strategic direction of Escalon Medical. In his new position as Chief Operating Officer, Sterling will have more time to spend on the operational side of the ophthalmic products business. The expanded management team should benefit both the Company and our shareholders, as the strategic opportunities for Escalon, as well as its ophthalmic product operations, receive the necessary focus."

Richard J. DePiano commented, "It is unfortunate that Dr. Federman's busy schedule causes him to resign his position as Chairman of the Board of Directors. Jay has been Chairman of the Board since the Company acquired substantially all the assets of Escalon Ophthalmics, Inc. in February 1996 and has been Chairman of the Board of Escalon Ophthalmics, Inc. since 1989. We appreciate his strong commitment to the Company and are pleased that he has decided to remain as a Director, where we can continue to benefit from his business and ophthalmic industry experience."




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Escalon Medical Corp.
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Mr. DePiano, age 56, has been a member of the Board of Directors for the past year and has been a Director of Escalon Ophthalmics, Inc. since 1989. He is currently the CEO of The Sandhurst Company, L.P., a venture capital firm, and the Chairman of the Board and a founder of Surgical Laser Technologies, Inc. Up until 1986, Mr. DePiano was a partner of Touche Ross & Co., where he was Director of Tax Operations. His experience in mergers and acquisitions, healthcare and emerging businesses will be invaluable as he helps to direct Escalon Medical in its future strategic endeavors.

Founded in 1987, Escalon develops, markets and distributes ophthalmic medical devices and pharmaceuticals and is developing ophthalmic drug delivery systems and lasers. Escalon has headquarters in Skillman, New Jersey, manufacturing operations in Milwaukee, Wisconsin and laser laboratories in Irvine, California.



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